Exhibit 99.1

ADVO, Inc. (letterhead)

CONTACTS:	Pamela Kueber	Justin Shaw
	ADVO, Inc.	Rowland Communications
	860-298-5797	212-527-8815

ADVO introduces nation’s first New-Construction Mailing List, enabling retailers to reach these high-spending households with speed and precision

Windsor, Conn. – March 1, 2006 – Each week Americans move into thousands of newly constructed homes, and in the nine months that follow, they spend three times more than the average family. Recognizing this opportunity, ADVO, Inc. (AD: NYSE) has introduced the nation’s first mailing list of newly constructed homes, updated weekly with up to 40,000 addresses.

This valuable new list enables retailers to reach these high-spending households quickly, and directly, with information and offers from their nearby stores. Consumers moving into brand-new homes typically need hardware and home improvement, electronics, furnishing, decorating, kitchen and bath, lawn and garden, and other products and services. And as they settle in, they are looking to establish relationships with restaurants and take-in services, grocers and many other local service and entertainment providers.

“This new list is a breakthrough for both advertisers and ADVO, and another tool to fuel strategic solutions for our clients,” said Matt Spahn, Senior Vice President and Chief Marketing Officer. “For advertisers, it is the only product on the market that enables them to reach new-construction households with great speed and precision. For ADVO, it’s an example of a great new product that cannot be duplicated by competition, because it taps proprietary ADVO technology that we’ve been working on for years.”

The new-construction mailing list launches with more than two million addresses, collected and validated over the past year. Advertisers planning mailings can purchase each week’s new addresses, or any combination of addresses prior. In addition, address start-ups are noted by date so that in the future, retailers can mail to households at specific anniversary times, such as one year, five years or 10 years, in line with product life cycles. There are a variety other qualifiers captured.

A leading direct mail media company, ADVO also is owner of the most comprehensive national residential and business mailing list. In January the company became first to begin updating its national mailing list weekly, trimming up to seven weeks from previous United States Postal Service (USPS) time frames. ADVO’s development of the new-construction mailing list is an immediate outgrowth of this competitive process improvement.

ADVO markets this list, and its other list products, to third parties through its exclusive relationship with American List Council (ALC), 1-800-695-0957.

About ADVO’s National Mailing List

ADVO’s proprietary list of residential and business mailing addresses is the most comprehensive and deliverable national address file available today. A key component of the company’s coast-to-coast media distribution platform, the list includes 132 million residences and 13 million businesses, all organized for maximum efficiency in the delivery walk-sequence of the postal carrier.

The company rigorously validates all mailing addresses, using USPS data and feedback from its own extensive mailing programs to make tens of millions of updates yearly. Updates cover the spectrum of new addresses, seasonal, street name, carrier route changes and more.

About ADVO

ADVO is the nation’s leading direct mail media company, with annual revenues of nearly $1.4 billion. Serving 17,000 national, regional and local retailers, the company reaches 114 million households, more than 90% of the nation’s homes, with its ShopWise® shared mail advertising.

The company’s industry-leading targeting technology, coupled with its unparalleled logistics capabilities, enable retailers seeking superior return on investment to target, version and deliver their print advertising directly to consumers most likely to respond.

Demonstrating ADVO’s effectiveness as a print medium, the company’s “Have You Seen Me? ®” missing child card, distributed with each ShopWise® package, is the most recognized mail in America. This signature public service program has been responsible for safely recovering 141 children. The program was created in partnership with the National Center for Missing & Exploited Children and the U.S. Postal Service in 1985.

ADVO employs 3,700 people at its 24 mail processing facilities, 33 sales offices and headquarters in Windsor, CT. The company can be visited online at www.ADVO.com.

###